UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.   20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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8X8, INC.

(Name of Registrant as Specified in its Charter)

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Note: PDF provided as a courtesy

8X8, INC.

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS

AUGUST 28, 2007

Dear Stockholder:

The 2007 Annual Meeting of Stockholders (the "2007 Annual Meeting") of 8x8, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, August 28, 2007, at 2:00 p.m., local time, at the corporate offices of the Company at 3151 Jay Street, Santa Clara, California 95054, for the following purposes:

  To elect five directors to hold office until the 2008 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The nominees are Bryan R. Martin, Guy L. Hecker, Jr., Christopher McNiffe, Joe Parkinson, and Donn Wilson;

  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2008; and

  To transact such other business as may properly come before the 2007 Annual Meeting or any adjournment of the 2007 Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on July 12, 2007, are entitled to notice of and to vote at the 2007 Annual Meeting, or at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the 2007 Annual Meeting in person. However, to ensure your representation at the 2007 Annual Meeting, you are urged to vote as promptly as possible. Any stockholder of record attending the 2007 Annual Meeting may vote in person even if he or she has previously returned a proxy. For ten days prior to the 2007 Annual Meeting, a complete list of stockholders entitled to vote at the 2007 Annual Meeting will be available for examination by any stockholder, for any purpose relating to this 2007 Annual Meeting, during ordinary business hours at the Company's corporate headquarters located at 3151 Jay Street, Santa Clara, California 95054.

By Order of the Board of Directors

Bryan R. Martin
Chairman and Chief Executive Officer

Santa Clara, California
July 17, 2007

8X8, INC.

3151 Jay Street
Santa Clara, California 95054

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of 8x8, Inc. (referred to throughout this proxy statement as "8x8" or the "Company"), a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders (the "2007 Annual Meeting") to be held August 28, 2007, at 2:00 p.m., local time, or at any adjournment thereof. The 2007 Annual Meeting will be held at the principal executive offices of the Company at 3151 Jay Street, Santa Clara, California 95054. The telephone number of the Company's offices is (408) 727-1885.

A notice of the internet availability of the proxy materials ("Notice of Internet Availability of Proxy Materials") and the Company's Annual Report on Form 10-K for the year ended March 31, 2007 ("Annual Report"), including financial statements, are being mailed on or about July 18, 2007, to all beneficial owners entitled to vote at the 2007 Annual Meeting. The Company's Annual Report, proxy and proxy card will be mailed to all stockholders of record on or about July 23, 2007. Each reference to a fiscal year in this proxy statement refers to the Company's fiscal year ending March 31 of the calendar year indicated (for example, fiscal 2007 refers to the fiscal year ended March 31, 2007).

Our Annual Report, as filed with the Securities and Exchange Commission, or the SEC, including our audited financial statements, is available free of charge on the Investor Relations section of our web site at http://8x8.com/index.php?s=pageC or through the SEC's electronic data system at http://www.sec.gov. To request a printed copy of our proxy and Annual Report, which we will provide to you free of charge, either: write to 8x8's Investor Relations Department at 8x8, Inc., 3151 Jay Street, Santa Clara, CA 95054, call us at (866) 587-8516 or email us at 2007@8x8.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2007 ANNUAL MEETING

Q: What information is contained in this proxy statement?

A: The information in this proxy statement relates to the proposals to be voted on at the 2007 Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers in fiscal 2007, and certain other required information.

Q: What is the Notice of Internet Availability of Proxy Materials?

A: The Notice of Internet Availability of Proxy Materials is a document mailed to you on or about July 18, 2007. The Notice of Internet Availability of Proxy Materials includes the following:

  the date, time and location of the meeting;
  the identification of each matter to be acted upon at the meeting and the Company's recommendations;
  a list of materials available;
  a toll free number, email address and website address where stockholders may request a free paper or emailed copy of the materials;
  a control number that you need in order to vote; and
  a legend that indicates:

    the notice is only an overview of the proxy materials that are available on the Internet and you are encouraged to review the proxy materials before voting;
    the exact Internet address where you can access the materials; and
    that if you wish to receive, free of charge, a paper or email copy of the materials, that you must make a timely request.

Q: What shares can I vote?

A: Each share of 8x8 common stock issued and outstanding as of the close of business on July 12, 2007, which we refer to as the Record Date, is entitled to be voted on all items being voted on at the 2007 Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee such as a bank. On the Record Date, we had 61,777,040 shares of common stock issued and outstanding.

Q: How many votes am I entitled to per share?

A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most 8x8 stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Limited, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being provided to you by 8x8. As the stockholder of record, you have the right to grant your voting proxy directly to 8x8 or to vote in person at the 2007 Annual Meeting.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being provided to you by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the 2007 Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the 2007 Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Otherwise, your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares prior to the meeting.

Q: How can I attend the 2007 Annual Meeting?

A: You are entitled to attend the 2007 Annual Meeting only if you were an 8x8 stockholder or joint holder as of the Record Date, the close of business on July 12, 2007, or you hold a valid proxy for the 2007 Annual Meeting. Since seating is limited, admission to the meeting will be on a first- come, first-served basis. You should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. If you are not a stockholder of record but hold shares in street name through a broker, trustee or nominee, you should be prepared to provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to July 12, 2007, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 2:00 p.m., local time. Check-in will begin at 1:00 p.m. local time, and you should allow ample time for the check-in procedures.

Q: How can I vote my shares in person at the 2007 Annual Meeting?

A: Shares held in your name as the stockholder of record may be voted by you in person at the 2007 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2007 Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2007 Annual Meeting, we recommend that you also submit your vote prior to the meeting to ensure your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the 2007 Annual Meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2007 Annual Meeting. For directions on how to vote, please refer to the instructions below and those included in the Notice of the Annual Meeting mailed to you:

By Internet-Stockholders of record of 8x8 common stock with Internet access may submit proxies by following the "INTERNET" instructions on their proxy card until 11:59 p.m., Eastern Time, on August 27, 2007. Most 8x8 stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the notice provided by their brokers, trustees or nominees. Please check the notice for Internet voting availability.

By Mail-Stockholders of record of 8x8 common stock may request hard copies of the proxy materials by calling (866) 587-8516 or by sending an email request to 2007@8x8.com. After receiving the proxy materials from the Company, stockholders must submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time the 2007 Annual Meeting is called to order for your shares to be voted.

Q: Can I change my vote?

A: You may change your vote at any time prior to the vote at the 2007 Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to 8x8, Inc., Attn: Secretary, 3151 Jay Street, Santa Clara, CA 95054, prior to your shares being voted, or by attending the 2007 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q: How many shares must be present or represented to conduct business at the 2007 Annual Meeting?

A: The quorum requirement for holding and transacting business at the 2007 Annual Meeting is that holders of a majority of the voting power of the issued and outstanding common stock of 8x8 must be present in person or represented by proxy. Both abstentions and broker votes are counted for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the proposals?

A: In the election of directors, the five persons receiving the highest number of "FOR" votes at the 2007 Annual Meeting will be elected. The proposal to ratify the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the 2007 Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker votes" and be voted by your broker in its discretion.

Q: Is cumulative voting permitted for the election of directors?

A: No. You may not cumulate your votes for the election of directors.

Q: What happens if additional matters are presented at the 2007 Annual Meeting?

A: Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2007 Annual Meeting. If you grant a proxy, the persons named as proxy holders, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q: Who will serve as inspector of elections?

A: The inspector of elections will be a representative from 8x8, Inc.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or multiple Notices of Internet Availability of Proxy Materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each Notice of Internet Availability of Proxy Materials control number and proxy card that you receive.

Q: How may I obtain a copy of the 2007 Annual Report and proxy materials?

A: Stockholders may request a copy of our 2007 Annual Report and proxy materials, free of charge, by sending an e-mail to 2007@8x8.com, calling (866) 587-8516 (toll free) or writing to:

8x8 Investor Relations
3151 Jay Street
Santa Clara, CA 95054

We will promptly deliver the requested copies.

Q: Who will bear the cost of soliciting votes for the 2007 Annual Meeting?

A: The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Q: What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?

A: You may submit proposals, including director nominations, for consideration at future stockholder meetings according to the following schedules:

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Secretary of 8x8 must receive the written proposal at our principal executive offices no later than April 20, 2008. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

8x8, Inc.
Attn: Secretary
3151 Jay Street
Santa Clara, CA 95054

Nomination of Director Candidates: You may propose director candidates for consideration by the Board of Directors' nominating committee. Any such recommendations should include the nominee's name and qualifications for board of directors membership and should be directed to the Corporate Secretary of 8x8 at the address of our principal executive offices set forth above. For additional information regarding stockholder recommendations for director candidates, see the Charter for the nominating committee, which is published on the corporate governance section of the Company's website at http://www.8x8.com. In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above.

Copy of Bylaw Provisions: You may contact us at 8x8, Inc., Attn: Secretary, 3151 Jay Street, Santa Clara, CA 95054 for a copy of the relevant bylaw provisions regarding the requirements for submitting stockholder proposals and nominating director candidates.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

The Company's Board of Directors (the "Board") currently consists of five directors, all of whom have been nominated for re-election at the 2007 Annual Meeting.

Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the directors elected at the 2007 Annual Meeting will hold office until the 2008 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the 2007 Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

The names of the nominees and certain information about each of them are set forth below.

Name	Age	Principal Occupation	Director Since
Bryan R. Martin	39	Chairman of the Board and Chief Executive Officer, 8x8, Inc.	2001
Guy L. Hecker, Jr. (1)	74	President, Stafford, Burke and Hecker, Inc.	1997
Christopher McNiffe (1)(2)(3)	46	General Manager, Eastman Kodak Company	2004
Joe Parkinson	62	Intellectual Property Matters, 8x8, Inc.	2006
Donn Wilson (1)(2)(3)	71	Executive Vice President, Pay-by-Touch	2003

(1) Member of the audit committee

(2) Member of the compensation committee

(3) Member of the nominating committee

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

Bryan R. Martin has served as Chairman of the Board since December 2003. Mr. Martin has served as Chief Executive Officer and as a director of the Company since February 2002. From February 2001 to February 2002, he served as President and Chief Operating Officer and a director of the Company. He served as Senior Vice President, Engineering Operations from July 2000 to February 2001 and as the Company's Chief Technical Officer from August 1995 to August 2000. He also served as a director of the Company from January 1998 to July 1999. In addition, Mr. Martin served in various technical roles for the Company from April 1990 to August 1995. He received a B.S. and a M.S. in Electrical Engineering from Stanford University.

Ret. Major General Guy L. Hecker, Jr. has served as a director of the Company since August 1997. He has served as the President of Stafford, Burke and Hecker, Inc., a consulting firm based in Alexandria, Virginia, since 1982. Prior to his retirement from the Air Force in 1982, Ret. Major General Hecker's duties included serving as Director of the Air Force Office of Legislative Liaison and an appointment in the Office of the Deputy Chief of Staff, Research, Development and Acquisition for the Air Force. Earlier, he served as a pilot and commander in both fighter and bomber aircraft units, including command of a bomber wing and an air division. During his Air Force career, Major General Hecker was awarded a number of military decorations, including the Air Force Distinguished Service Medal, the Silver Star, the Legion of Merit (awarded twice) and the Distinguished Flying Cross. He currently serves on the board of directors of Fountain Powerboat Industries, Inc. Ret. Major General Hecker received a B.A. from The Citadel, an M.A. in International Relations from George Washington University, an honorary Ph.D. in military science from The Citadel and completed the management development program at Harvard Business School.

Christopher McNiffe has served as a director of the Company since January 2004. Mr. McNiffe has served as General Manager of Eastman Kodak Company's Image Sensor Solutions Division since May 2003 and previously as Vice President of Sales and Marketing from January 2000 to April 2003. Mr. McNiffe previously served as Vice President of Sales and Marketing of the Company from July 1995 to January 2000 and also served as a director of the Company from January 1998 to January 2000. From June 1992 to July 1995, Mr. McNiffe held various sales and marketing management positions at the Company. From July 1986 to June 1992, he held a position as sales manager at NCR Corporation. From 1982 to 1986, he was a design engineer at RCA Corporation. He received a B.S. in electrical engineering from Rutgers University.

Joe Parkinson has served as a director of the Company since April 2006. Mr. Parkinson has been an employee of the Company since November 2000, and previously served as a director of the Company from November 2000 to January 2004. Mr. Parkinson served as Chairman of the Board from November 2000 to December 2003, and served as Vice Chairman from December 2003 to January 2004. He also served as the Company's Chief Executive Officer from January 2001 to February 2002, and was Chairman and Chief Executive Officer of Netergy Microelectronics, Inc., a subsidiary of the Company, from November 2000 to January 2001. From October 1999 to August 2000, he served on the board of directors of a private company, Photobit Corporation, and from June 2000 to August 2000, served as Photobit's President and Chief Executive Officer. From October 1998 through September 1999, Mr. Parkinson served as Chairman of the Board of Diamonex, Incorporated, also a private company. He also served as Chairman of the Board and Chief Executive Officer of the Company from June 1995 to January 1998. He previously served as Chairman of the Board and Chief Executive Officer of Micron Technology, Inc. He currently serves on the board of directors of Tulane University. Mr. Parkinson received a B.A. from Columbia College, a J.D. from Tulane University, and a L.L.M. in Taxation from New York University.

Donn Wilson has served as a director of the Company since September 2003. Mr. Wilson has served as Executive Vice President of Solidus Networks, Inc. (dba Pay-by-Touch) since October 2003. Prior to that, Mr. Wilson was providing consulting services to Pay-by-Touch from January 2003 to October 2003. From April 2001 to December 2002, Mr. Wilson was the President of Whitewater Pizza and Pasta, Inc. From May 1999 to March 2001, Mr. Wilson served as the Chief Operating Officer of eBizWorld.com, Inc. Mr. Wilson started his own consulting firm in 1988 working mostly with large restaurant and franchising companies, including McDonald's, Wendy's, Blockbuster, Marriott, Ponderosa and Perkins. Mr. Wilson served as the Director of Corporate Development for Blockbuster Video beginning in 1986, growing the chain to approximately 3,000 stores by 1990. In 1985, Mr. Wilson purchased four regional master franchises for Uniglobe Travel and brought the Canadian company to the United States, serving as Chairman, President and Director. Prior to that, Mr. Wilson joined Wendy's Canada serving as President and Director, selling the franchise to Wendy's International in 1984. From 1979 to 1981, Mr. Wilson was a member of the owners group of the Houston Astros and operated the lease on the Houston Astrodome. From 1957 to 1979, Mr. Wilson held various positions at McDonald's Corporation and was actively involved in franchising operations. He currently serves on the board of directors of Miwok Airways, Inc., SCK Direct, Inc., WhiteWater Pizza & Pasta, Inc., and nuSable, Inc. Mr. Wilson received a B.S. in industrial psychology from Purdue University.

Vote Required and Recommendation

The five nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum, but are not counted as affirmative votes.

The Board unanimously recommends that the stockholders vote "FOR" the election of the nominees set forth above.

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The audit committee of the Board is directly responsible for the appointment, compensation, and oversight of the Company's registered public accounting firm. In addition to retaining PricewaterhouseCoopers LLP to audit the Company's consolidated financial statements for fiscal 2007, the audit committee retained PricewaterhouseCoopers LLP to provide other auditing and non-auditing services in fiscal 2007. The Board proposes that the stockholders ratify this appointment. The audit committee understands the need for PricewaterhouseCoopers LLP to maintain objectivity and independence in its audits of the Company's financial statements. The audit committee has reviewed all non-audit services provided by PricewaterhouseCoopers LLP and has concluded that the provision of such services was compatible with maintaining PricewaterhouseCoopers LLP's independence in the conduct of its auditing functions.

To help ensure the independence of the independent registered public accounting firm, the audit committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its independent registered public accounting firm. The audit committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full audit committee at its next regularly scheduled meeting.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended March 31, 2007 and 2006 by PricewaterhouseCoopers LLP:

Service Categories	Fiscal 2007	Fiscal 2006
Audit fees (1)	$740,000	$499,877
Tax fees (2)	35,000	35,625
Total	$775,000	$535,502

  Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements, audit of management's annual assessment of the effectiveness of the Company's internal control over financial reporting, audit of controls over financial reporting and review of the interim consolidated financial statements included in quarterly reports. Audit fees for fiscal 2007 also include approximately $150,000 of fees relating to the restatement of our historical financial statements as a result of the warrant accounting as discussed in Note 2, "Restatement" to Consolidated Financial Statements in our Form 10-K for the fiscal year ended March 31, 2007.

  Tax Fees generally consist of fees billed for professional services rendered for federal and state tax compliance and advice.

Vote Required and Recommendation

The ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for fiscal 2007 will require the affirmative vote of holders of a majority of the shares entitled to vote on this matter. Votes withheld will be counted for purposes of determining the presence or absence of a quorum, but are not counted as affirmative votes.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board unanimously recommends that the stockholders vote "FOR" the proposal to ratify our audit committee's appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2008.

CORPORATE GOVERNANCE

Information Regarding the Board and its Committees

The Board held a total of 12 meetings during fiscal 2007. The non-management members of the Board also met four times in regularly scheduled executive sessions without management present. All of the directors attended all of the meetings of the Board and committees of the Board during the time and upon which such directors served during fiscal 2007. The Board did not act by written consent during fiscal 2007.

The Board has an audit committee, a compensation committee and a nominating committee. The Board has adopted charters for each of these committees that are available on the Company's website under "Investor Relations-Corporate Governance" which can be found at http://www.8x8.com.

Director Independence

The Board has determined that the following directors are "independent" as defined under Marketplace Rule 4200(a)(15) of the listing rules of the NASDAQ Stock Market ("NASDAQ"): Ret. Major General Hecker, Mr. McNiffe and Mr. Wilson. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would impair his or her independence. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NASDAQ rules. The Board will consider all relevant facts and circumstances in making an independence determination. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The Company also independently reviews the relationship of the Company to any entity employing a director or on which the director serves as a member of the board of directors. The Board has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in their service on the Board or its committees. Each of the Board's audit, compensation and nominating committees is comprised solely of independent directors in accordance with the NASDAQ listing rules.

Audit Committee

The audit committee oversees the Company's corporate accounting and financial reporting process and performs several functions in the performance of this role. The audit committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; reviews the financial statements to be included in the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q; and discusses with management and the independent auditors the results of the annual audit and the results of the reviews of the Company's quarterly financial statements. The audit committee has adopted a written charter.

The current members of the audit committee are Ret. Major General Hecker (Chairman), Mr. McNiffe and Mr. Wilson. The Board has determined that each of these directors meets the requirements for membership to the audit committee, including the independence requirements of the SEC and the NASDAQ listing standards under Marketplace Rule 4350(d). The Board has identified Ret. Major General Hecker as the member of the audit committee who is an "audit committee financial expert" as defined under Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Exchange Act"), but that status does not impose on him duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our audit committee or our Board. The audit committee held five meetings during fiscal 2007. The audit committee held five executive sessions during fiscal 2007 and did not act by written consent during fiscal 2007.

Compensation Committee

The compensation committee determines the compensation of the principal executive officer and makes recommendations to the Board concerning the compensation of the Company's other officers and directors and the administration of the Company's stock option and employee stock purchase plans. The compensation committee held one meeting during fiscal 2007, and currently consists of Mr. Wilson (Chairman) and Mr. McNiffe, both of whom are independent directors as currently defined in the NASDAQ listing standards. The compensation committee did not act by written consent during fiscal 2007.

Nominating Committee

The nominating committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board, reviewing and evaluating incumbent directors, recommending to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, and assessing the performance of management and the Board. Pursuant to the charter of the nominating committee, all members of the nominating committee must be qualified to serve under the requirements of NASDAQ and any other applicable law, rule regulation and other additional requirements that the Board deems appropriate. The nominating committee held one meeting during fiscal 2007 and currently consists of Mr. McNiffe (Chairman) and Mr. Wilson.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. It is the policy of the nominating committee to consider both recommendations and nominations for candidates to the Board from stockholders. To recommend a prospective candidate for consideration by the nominating committee, stockholders of the Company must hold at least $2,000 in market value or one percent of the outstanding voting securities of the Company for at least one year prior to the date of submission of the recommendation. Stockholder recommendations for candidates to the Board must be directed in writing to the Secretary of the Company at the address of the Company's principal executive offices at 3151 Jay Street, Santa Clara, California 95054, and must include: the candidate's name, age, business address and residence address, the candidate's principal occupation or employment, the class and number of shares of the Company which are beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder making such recommendation and each candidate and any other person or persons (naming such person or persons) pursuant to which the recommendations are to be made by the stockholder, detailed biographical data and qualifications of the candidate and information regarding any relationships between the candidate and the Company within the last three years, and any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. A stockholder's recommendation to the Secretary must also set forth: the name and address, as they appear on the Company's books, of the stockholder making such recommendation, the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder, any material interest of the stockholder in such recommendation, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and the candidate's written consent indicating his or her willingness to serve, if elected.

The Company has established an advance notice procedure with regard to certain matters, including stockholder proposals and director nominations, which are properly brought before an annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 120 calendar days prior to the date proxy statements were sent to stockholders in connection with the previous year's annual meeting of stockholders. For more information, see the section in this proxy statement entitled "Deadline for Receipt of Stockholder Proposals For 2007 Meeting."

The Company has never considered or rejected nominations by 5% or more stockholders.

Director Qualifications. Members of the Board should have the highest professional and personal ethics and values, and conduct themselves consistent with the Company's Code of Business Conduct and Ethics. While the nominating committee has not established specific minimum qualifications for director candidates, the nominating committee believes that candidates and nominees must reflect a Board that is comprised of directors who:

  are predominantly independent;
  have strong integrity;
  have qualifications that will increase overall Board effectiveness; and
  meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Upon completion of its review and evaluation, our nominating committee made its recommendation to the Board regarding the candidates. After considering our nominating committee's recommendations, our Board determined and approved the existing candidates.

Identifying and Evaluating Director Nominees. Although candidates for nomination to the Board typically are suggested by existing directors or by the Company's executive officers, candidates may come to the attention of the Board through professional search firms, stockholders or other persons. The nominating committee will review the qualifications of any candidates who have been properly brought to the nominating committee's attention. Such review may, in the nominating committee's discretion, include a review solely of information provided to the nominating committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the nominating committee deems proper. The nominating committee shall consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the nominating committee may consider many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The nominating committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not.

Compensation Committee Interlocks and Insider Participation

The compensation committee of the Board currently consists of Mr. Wilson and Mr. McNiffe. Neither individual is currently an officer or employee of the Company or was an officer or employee of the Company at any time during fiscal 2007. Mr. McNiffe served as Vice President of Sales and Marketing of the Company from July 1995 to January 2000.

No executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or compensation committee at any time during fiscal 2007.

Corporate Governance

The Company's corporate governance materials, including the Code of Ethics and the charters of the audit committee, compensation committee, and nominating committee, are published on the Company's website under "Investor Relations-Corporate Governance" which can be found at http://www.8x8.com.

Code of Business Conduct and Ethics

The Company is committed to maintaining the highest standards of business conduct and ethics. The Company's Code of Business Conduct and Ethics (the "Code of Ethics") reflects the values and the business practices and principles of behavior that support this commitment. The Code of Ethics is available on the Company's website under "Investor Relations-Corporate Governance" which can be found at http://www.8x8.com. The Company will post any amendment to the Code of Ethics, as well as any waivers that are required to be disclosed by the rules of the SEC or NASDAQ, on the 8x8 website.

Stockholder Communications with the Board

The Board has implemented a process by which stockholders may send written communications directly to the attention of the Board or any individual Board member. The Chairman of the Company will be primarily responsible for receiving communications from stockholders and providing copies of such communications to the other directors as he or she considers appropriate. Stockholders who wish to communicate with the Board can write to: Board of Directors, 8x8, Inc., 3151 Jay Street, Santa Clara, CA 95054. The name of any specific intended Board recipient should be noted in the communication. Members of the Board are also strongly encouraged, but not required to, attend each annual meeting of stockholders. Three of our Board members attended the annual meeting of stockholders in 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee oversees the Company's financial reporting process on behalf of the Board. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP (the "Auditors"), are responsible for performing an integrated audit of the Company's consolidated financial statements and of its internal control over financial reporting in accordance with standards of the public company accounting oversight board (United States) and to issue opinions thereon. The audit committee's responsibility is to monitor and oversee these processes. In this capacity, the audit committee provides advice, counsel, and direction to management and the Auditors on the basis of the information it receives, discussions with management and the Auditors, and the experience of the audit committee's members in business, financial and accounting matters.

The audit committee reviewed and discussed the Company's fiscal 2007 audited consolidated financial statements with the Company's management. The audit committee also discussed and reviewed with the Auditors all matters required to be discussed by Public Accounting Oversight Board Interim Standard AU 380, Communication with Audit Committees. The audit committee has met with the Auditors, with and without management present, to discuss the overall scope of their audit, the results of their examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. Furthermore, the audit committee has discussed the Company's critical accounting policies with management and the Auditors.

The audit committee has received from the Auditors a formal written statement describing all relationships between the Auditors and the Company that might bear on the independence of the Auditors consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with them any relationships that may impact their objectivity and independence, considered the compatibility of non-audit services with the independence of the Auditors, and in so doing has satisfied itself as to the independence of the Auditors.

Based upon the audit committee's discussions with management and the Auditors and the audit committee's review of the representations of management and the report of the Auditors to the audit committee, the audit committee recommended to the Board, and the Board approved the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

THE AUDIT COMMITTEE
Guy L. Hecker, Jr., Chairman
 Christopher McNiffe
Donn Wilson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, bonus and profit sharing payments, a long-term equity incentive compensation plan and broad-based benefits programs.

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our principal executive officer, principal financial officer, and the other three most highly-compensated members of our executive management team, which are collectively referred to as the named executive officers, or "NEOs." We do not have employment agreements with any of our NEOs.

The members of our executive management team are appointed by our Board. Our compensation committee is responsible for establishing and administering our policies governing the compensation for our executive management team. The compensation committee is composed of Mr. McNiffe and Mr. Wilson, who are independent, non-employee directors, and holds its meetings both with and without the presence of members of our executive management team. The compensation committee also discusses compensation issues with the principal executive officer between formal meetings of the compensation committee. The principal executive officer also submits recommendations to the compensation committee, and the actions of the compensation committee are ratified by the entire Board.

The Objectives of our Executive Compensation Program

Our executive compensation programs are designed to achieve the following objectives:

  To develop, motivate and retain top talent and to focus our executive management team on key business goals that enhance stockholder value;

  To ensure executive compensation is aligned with our corporate strategies and business objectives;

  To provide meaningful equity ownership by our executive officers to align executives' incentives with the creation of stockholder value;

  To ensure fairness among the executive management team by recognizing the contributions each executive makes to our success, as well as the salary history and prior experience of each executive; and

  To provide an incentive for long-term continued employment with our company.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies that compete with us for executive talent balanced with our current corporate and business objectives. We provide a portion of our executive compensation in the form of stock-based awards that vest over time, which helps retain our executives and align their interests with those of our stockholders by allowing them to participate in the longer term success of the Company as reflected in stock price appreciation.

The components of fiscal year 2007 compensation that we provided to our executive management team to meet these objectives are as follows:

  Salary: This element provides competitive base compensation;

  Stock options: This element provides performance incentives, competitive compensation, retention incentives and alignment with stockholder interests;

  Profit sharing: This element provides a competitive performance incentive to develop and maximize a sustainable business model that will increase company financial strength and value;

  Severance and change-of-control benefits: This element provides competitive benefits and retention incentives; and

  Insurance, health, retirement, stock purchase and other employee benefit plans: These elements provide competitive benefits and retention incentives.

Our compensation committee reviews the compensation program periodically, including each of the above elements to determine whether they provide appropriate incentives and motivation to our executive management team and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executive talent. Based upon the information and data presented to it, as well as the current financial performance of the Company, the compensation committee generally views the compensation paid to our executive officers as fair, appropriate and reasonable.

Determination of Competitive Compensation

To attract and retain executives with the ability and the experience necessary to lead us and to deliver strong performance to our stockholders, we strive to provide a total compensation package that is competitive with total compensation provided by our industry peer group. We benchmark our salary and total compensation levels in relation to other telecommunications and general industry companies of similar size (in terms of revenue and market capitalization), also taking into account geographic location (as our headquarters are located in an extremely competitive area with high cost of living expenses). We believe that this group of companies provides an appropriate peer group because it consists of similar organizations against whom we compete for executive talent. Specifically, we used the following market data to review our salary and total compensation levels during fiscal year 2007:

  Data in proxy statement filings from companies that we believe are comparable to us based on revenue and market capitalization or are otherwise relevant, including:

    CBeyond (CBEY)
    Covad (DVW)
    Deltathree (DDDC)
    Fusion (FSN)
    VoIP, Inc. (VOII)
    Vonage Holdings (VG)
    Worldgate (WGAT)

  Published and publicly available 2004 and 2006 Radford Surveys and Consulting, a business unit of AON Consulting, Inc. ("Radford"), survey data from public and private companies based on similar market capitalizations in the general telecommunications industry. Radford is not a compensation consultant to the Company or the compensation committee.

Overview of Fiscal 2007 NEOs Compensation

We believe that the total compensation paid to our NEOs for the fiscal year ended March 31, 2007 achieved the overall objectives of our executive compensation program.

Salary

Base salaries are provided as compensation for day-to-day responsibilities and services to the Company. Compensation is reviewed annually through a formal review process. Mr. Martin's, Mr. Rees' and Mr. Petit-Huguenin's base salaries of $225,000, $215,000 and $200,000, respectively, for 2007 were the same as their base salaries in 2006. These salaries remained the same due to the financial performance of the Company during fiscal 2007 as the Company continued to lose money and burn cash as we grew the Company's IP communications business. Mr. Murray's base salary was reviewed separately and increased in June 2006 from $190,000 to $200,000 in consideration of internal consistency regarding pay levels for similar positions within our organization. Mr. Weirich's salary was increased from $150,000 to $190,000 in April 2006 along with his promotion to Vice President of Operations. Mr. Weirich's salary was subsequently increased to $200,000 in June 2006 as a result of his promotion to Acting Chief Financial Officer. In July 2006, Mr. Weirich officially became Chief Financial Officer of the Company.

These salaries are based upon each individual's contributions to the Company, experience and history with the Company, and are also benchmarked against the base salaries of the public company survey data previously cited. In general, the Company's NEOs are currently compensated less than the median of the public company survey data previously cited.

Stock Options

In 2007, the compensation committee approved stock option grants to the NEOs based on the level of the individual's responsibility and individual contributions to the Company. The Board approves all grants of stock options. The Board usually makes annual grants to NEOs in the first or second fiscal quarter in connection with our annual reviews and initially upon hiring such officers. The number of stock options granted to NEOs is determined by reviewing historical grants to NEOs and the contribution to the Company in the prior fiscal year. Mr. Martin's stock option grants occur in the second or third fiscal quarter upon re-election to the Board following our annual meeting of stockholders. The grant of stock options to NEOs typically occurs at the next regularly scheduled Board meeting following the completion of the Company's annual reviews. The grant to Mr. Martin typically occurs at the next regularly scheduled Board meeting following the completion of the Annual Meeting. The Board approves the grants at regularly scheduled board meetings. We set the exercise price of the stock options on the closing price of our common stock on the day the grant was approved by the Board as reported on the NASDAQ Capital Market, or if there were no sales on that date, the last day on which the stock was traded prior to the date the grant was approved.

The compensation committee determined, based on Radford surveys, that some of our NEOs total cash compensation for 2007 fell below the cash compensation levels at certain competitor companies listed above. Therefore, the stock option grants in 2007 were adjusted to take into account this shortfall. The compensation committee also took into account the number of stock option shares that each of our NEOs had previously been awarded.

Mr. Martin's grant of options to purchase 100,000 shares was granted upon his re-election to the Company's board at the 2006 Annual Meeting of Stockholders. In April 2006, Mr. Weirich received a grant of options to purchase 100,000 shares upon his promotion to Vice President of Operations and in June 2006, Mr. Weirich received an additional grant of options to purchase 200,000 shares upon his promotion to Acting Chief Financial Officer. Mr. Murray, Mr. Rees, Mr. Sullivan and Mr. Petit-Huguenin also each received grants of options to purchase 100,000 shares during fiscal 2007 due to their contributions to the Company in fiscal 2006.

The Company does not have stock ownership guidelines however we believe stock options are important to align the executive's interest with that of the Company's stockholders.

Profit Sharing

In 1995 the Board adopted a resolution implementing a profit sharing plan that provides the potential for additional compensation to employees equal to 15% of quarterly net income. Of these amounts, one third is shared by all employees of the Company, one third is shared by key employees identified by the Board, and one third is shared by officers. The Company was not profitable in fiscal 2007 and no profit sharing payments were paid.

Other Benefits

Employee Stock Purchase Plan. In order to provide employees at all levels with greater incentive to contribute to our success, the Company provides employees, including its executive officers, with the opportunity to purchase discounted shares of common stock under the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), which is intended to be a qualified plan under Section 423 of the Internal Revenue Code. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to 85% of the fair market value of the common stock at the beginning of each two year offering period or the end of a six month purchase period, whichever is lower. The Company suspended the Purchase Plan in 2003 and reactivated the Plan in fiscal 2005. When the Purchase Plan was reinstated in fiscal 2005, the offering period was reduced from two years to one year. The contribution amount may not exceed ten percent of an employee's base compensation or $25,000 for each calendar year (whichever is less), including commissions but not including bonuses and overtime. In the event of a merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company, the Purchase Plan provides that a new exercise date will be set for each option under the plan which exercise date will occur before the date of the merger or asset sale.

Additional Benefits. The Company offers additional benefits designed to be competitive with overall market practices, and to attract, retain and motivate the talent needed by the Company to achieve its strategic and financial goals. All United States salaried employees, including officers, are eligible to participate in the Company's Section 401(k) plan, health care coverage, life insurance, disability, paid time-off and paid holidays. Certain named executive officers are entitled to receive additional benefits upon an acquisition of the Company as described below under Potential Payments Upon Termination Or Change Of Control.

Tax and Accounting Considerations

Our compensation committee has reviewed the impact of tax and accounting treatment on the various components of our executive compensation program. We believe that achieving the compensation objectives discussed above is more important than the benefit of tax deductibility and our executive compensation programs may, from time to time, limit the tax deductibility of compensation. Nevertheless, when not inconsistent with these objectives, we endeavor to award compensation that will be deductible for income tax purposes. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to "covered" executive officers, to the extent that compensation paid to such an officer exceeds $1 million during the taxable year. None of the compensation paid to our covered executive officers for the year ended March 31, 2007 would be taken into account in determining a Section 162(m) limitation.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

THE COMPENSATION COMMITTEE
Donn Wilson, Chairman
 Christopher McNiffe

Summary Compensation Table - Fiscal 2007

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards (1)	All Other Compensation	Total
Bryan R. Martin	2007	$225,000	$0	$133,069	$1,944 (5)	$360,013
Chairman and Chief Executive Officer

Dan Weirich	2007	$197,840	$0	$77,204	$1,763 (6)	$276,807
Chief Financial Officer (2)

Richard Murray	2007	$195,618	$0	$95,131	$100,332 (7)	$391,081
President (3)

Huw Rees	2007	$215,000	$0	$120,483	$2,180 (8)	$337,663
Vice President, Sales and Marketing

Marc Petit-Huguenin	2007	$200,000	$0	$119,294	$105 (9)	$319,399
Chief Technology Officer

James Sullivan	22007	$50,000	$0	$90,291	$64,832(10)	$205,123
Chief Financial Officer (4)

  Amounts shown do not reflect compensation actually received by the NEO. Instead, the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, "Share-based Payments," (SFAS 123R), but excluding any estimate for future forfeitures. See note 7 to our Condensed Consolidated Financial Statements reported in our Annual Report on Form 10-K for our fiscal year ended March 31, 2007 for details used to determine the fair value of the option awards.
  Effective April 12, 2006, Mr. Weirich was promoted to Vice President of Operations. Mr. Weirich was then promoted to Acting Chief Financial Officer on June 20, 2006, and Chief Financial Officer on July 25, 2006.
  Effective March 27, 2007, Mr. Murray resigned as President of the Company. Mr. Murray will remain an employee of the Company through September 27, 2007 and will continue to receive current salary, medical insurance and other fringe benefits until then. His existing options to purchase common stock will continue to vest through September 27, 2007.

  Mr. Sullivan resigned as an employee of the Company in June 2006.
  Includes $444 in term life insurance premiums paid on behalf of Mr. Martin, and $1,500 in 401K matching.
  Includes $263 in term life insurance premiums paid on behalf of Mr. Weirich, and $1,500 in 401K matching.
  Includes $100,000 in accrued severance payments expensed in the fiscal year ended March 31, 2007 and $332 in term life insurance premiums paid on behalf of Mr. Murray.
  Includes $684 in term life insurance premiums paid on behalf of Mr. Rees, and $1,496 in 401K matching.
  Includes $105 in term life insurance premiums paid on behalf of Mr. Petit-Huguenin.
  Includes $45,502 in gains from the exercise and sale of stock options in the second fiscal quarter of 2007, $19,231 in paid time off upon termination of Mr. Sullivan's employment and $99 in term life insurance premiums paid on behalf of Mr. Sullivan.

Grants of Plan-Based Awards Table - Fiscal 2007

The following table sets forth certain information regarding options granted to the NEOs during the fiscal year ended March 31, 2007.

Name	Grant Date (1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards (2)
Bryan R. Martin	10/24/2006	100,000(3)	$1.27	$81,250
Dan Weirich	4/18/2006	100,000	$1.59	$107,570
	6/20/2006	200,000	$1.07	$144,780
Richard Murray	5/23/2006	100,000	$1.48	$100,120
Huw Rees	5/23/2006	100,000	$1.48	$100,120
Marc Petit-Huguenin	5/23/2006	100,000	$1.48	$89,550
James Sullivan	5/23/2006	100,000	$1.48	$100,120

(1) Such grants have a 10-year life and 1/48th of the total number of shares vest monthly on the last day of each full month after the vesting commencement date thereafter until all of the options have vested.
(2) Calculated based on the fair value of options granted during fiscal 2007 under SFAS 123R.
(3) Mr. Martin was granted in 100,000 stock options in October 2006 upon his re-election to the Board at the 2006 Annual Meeting of Stockholders.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table sets forth certain information concerning outstanding equity awards held by the NEOs at March 31, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price	Option Expiration Date
Bryan R. Martin	30,000(2)	0	$3.00	9/21/2008
	25,000(3)	0	$2.44	10/19/2008
	15,000(4)	0	$4.50	4/9/2009
	20,000(5)	0	$4.00	7/20/2009
	125,000(6)	0	$12.56	5/16/2010
	50,000(7)	0	$11.75	7/18/2010
	80,000(8)	0	$2.31	12/19/2010
	525,413(9)	0	$1.88	2/28/2011
	1,000(10)	0	$0.96	11/20/2011
	100,000(11)	0	$1.18	1/30/2012
	2,000(12)	0	$0.56	7/23/2012
	109,374(13)	15,626	$1.72	9/17/2013
	58,332(14)	41,668	$3.35	11/22/2014
	39,582(15)	60,418	$1.79	8/23/2015
	10,416(16)	89,584	$1.27	10/24/2016

Dan Weirich	37,500(17)	12,500	$2.81	3/23/2014
	11,979(18)	13,021	$1.32	4/26/2015
	22,916(19)	77,084	$1.59	4/18/2016
	37,499(20)	162,501	$1.07	6/20/2016

Richard Murray	25,833(21)	14,167	$1.73	8/24/2014
	80,000(22)	80,000	$1.95	3/22/2015
	20,833(23)	79,167	$1.48	5/23/2016

Huw Rees	20,000(24)	0	$4.50	4/28/2009
	10,000(25)	0	$4.09	11/16/2009
	10,000(7)	0	$11.75	7/18/2010
	25,000(26)	0	$9.31	9/19/2010
	60,000(8)	0	$2.31	12/19/2010
	100,000(9)	0	$1.88	2/28/2011
	1,000(10)	0	$0.96	11/20/2011
	100,000(11)	0	$1.18	1/30/2012
	2,000(12)	0	$0.56	7/23/2012
	109,375(13)	15,625	$1.72	9/17/2013
	29,165(14)	20,835	$3.35	11/22/2014
	35,415(27)	64,585	$1.72	10/25/2015
	20,833(28)	79,167	$1.48	5/23/2016

Marc Petit-Huguenin	25,000(29)	0	$5.44	5/24/2009
	786(30)	0	$0.01	8/24/2010
	5,000(8)	0	$2.31	12/19/2010
	10,000(9)	0	$1.88	2/28/2011
	70,000(31)	0	$1.00	11/6/2011
	1,000(10)	0	$0.96	11/20/2011
	100,000(11)	0	$1.18	1/30/2012
	2,000(12)	0	$0.56	7/23/2012
	86,300(32)	0	$0.36	12/17/2012
	109,375(13)	15,625	$1.72	9/17/2013
	29,166(14)	20,834	$3.35	11/22/2014
	35,415(27)	64,585	$1.72	10/25/2015
	20,833(23)	79,167	$1.48	5/23/2016

(1) Except as identified in footnotes 17, 21, 22, 23, 24, 29 and 30, such grants have a 10-year life and, unless otherwise noted, 1/48th of the total number of shares vest monthly on the last day of each full month after the vesting commencement date until all of the options have vested.

(2) Stock options granted September 21, 1998 were fully vested on September 21, 2002.

(3) Stock options granted October 19, 1998 were fully vested on October 19, 2002.

(4) Stock options granted April 9, 1999 were fully vested on April 9, 2003.

(5) Stock options granted July 20, 1999 were fully vested on July 20, 2003.

(6) Stock options granted May 16, 2000 were fully vested on May 16, 2004.

(7) Stock options granted July 18, 2000 were fully vested on July 18, 2004.

(8) Stock options granted December 19, 2000 were fully vested on December 19, 2004.

(9) Stock options granted February 28, 2001 were fully vested on February 28, 2005.

(10) Stock options granted November 20, 2001 were fully vested on November 20, 2005.

(11) Stock options granted January 30, 2002 were fully vested on January 30, 2006.

(12) Stock options granted July 23, 2002 were fully vested on July 23, 2006.

(13) Stock options granted September 17, 2003 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until September 17, 2007.

(14) Stock options granted November 22, 2004 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until November 22, 2008.

(15) Stock options granted August 23, 2005 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until August 23, 2009.

(16) Stock options granted October 24, 2006 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until October 24, 2010.

(17) Stock options granted March 23, 2004 vested at the rate of 25% of the total number of shares subject to the option on March 23, 2005 and 1/36 of the remaining number of shares vest on the last day of each full month thereafter until March 23, 2008.

(18) Stock options granted April 26, 2005 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until April 26, 2009.

(19) Stock options granted April 18, 2006 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until April 18, 2010.

(20) Stock options granted June 20, 2006 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until June 20, 2010.

(21) Stock options granted August 24, 2004 vested at the rate of 25% of the total number of shares subject to the option on August 24, 2005 and 1/36 of the remaining number of shares vest on the last day of each full month thereafter until September 24, 2007. Options will expire if not exercised within 30 days after September 27, 2007.

(22) Stock options granted March 22, 2005 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until September 22, 2007. Options will expire if not exercised within 30 days after September 27, 2007.

(23) Stock options granted May 23, 2006 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until September 23, 2007. Options will expire if not exercised within 30 days after September 27, 2007.

(24) Stock options granted April 28, 1999 vested at the rate of 25% of the total number of shares subject to the option on April 28, 2000 and 1/36 of the remaining number of shares vest on the last day of each full month thereafter until April 28, 2003.

(25) Stock options granted November 16, 1999 were fully vested on November 16, 2003.

(26) Stock options granted September 19, 2000 were fully vested on September 19, 2004.

(27) Stock options granted October 25, 2005 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until October 25, 2009.

(28) Stock options granted May 23, 2006 vest at the rate of 1/48 of the total number of shares monthly on the last day of each full month after the vesting commencement date until May 23, 2010.

(29) Stock options granted May 24, 1999 vested at the rate of 25% of the total number of shares subject to the option on May 24, 2000 and 1/36 of the remaining number of shares vest on the last day of each full month thereafter until May 24, 2003.

(30) All stock options granted August 24, 2000 were fully vested on August 24, 2004.

(31) Stock options granted November 6, 2001 were fully vested on November 6, 2005.

(32) Stock options granted December 17, 2002 were fully vested on December 17, 2006.

Mr. Sullivan exercised options to purchase 146,151 shares of the Company's stock in fiscal 2007 after his resignation from the Company. There were no other NEO exercises of stock options in fiscal 2007.

Our termination letter with Richard Murray, our former president, provides that Mr. Murray will continue to vest his existing stock grants through September 27, 2007, provided he does not compete with the Company during this time. We will also provide Mr. Murray with medical and other benefits, including 401(k) and employee stock purchase plan benefits, through September 27, 2007, other than paid time off which ceased to accrue on March 27, 2007 (the effective date of Mr. Murray's termination).

Potential Payments Upon Termination or Change of Control

In 1995 the Board adopted a resolution providing that in the event an individual or corporate entity and any related parties cumulatively acquire at least 35% of the Company's fully diluted stock, all stock options held by the Company's officers under any 8x8 stock option plan shall vest immediately without regard to the term of the option. In addition, in such an event, each officer shall be entitled to one year of severance pay and continuing medical benefits for life at such time an officer voluntarily or involuntarily leaves the Company, provided that such medical benefits shall cease should such officer accept employment with a competing company. Pursuant to the Board resolution, a change of control is defined as an individual or corporate entity and any related parties cumulatively acquiring stock greater than or equal to 35% of the Company's fully diluted stock.

Options grants under our 1992 Stock Option Plan and our Key Personnel Stock Option Plan, to our named executive officers and directors, provide that in the event of an officer's or director's termination or a change of control of the Company (if the options are not assumed by the successor corporation), the options will terminate and must be exercised within 30 days of termination or 15 days of notice to the optionee of a change of control. There is no acceleration of any options under the plans due to termination or a change of control.

Options granted under our 1996 Director Option Plan, to our named executive officers and directors, also terminate upon the termination of the director's services to the Company without any acceleration, but the director may exercise his vested options within three months following the date of termination. If the options are assumed or substituted by a successor corporation pursuant to a change of control and if the director's services are subsequently terminated, other than by voluntary resignation, any outstanding options will accelerate in full and be exercisable by the director for three months following the date of termination. If the successor corporation does not assume or substitute the options upon a change of control, the options will accelerate in full and be exercisable for a period of 30 days from the date of notice of such an event. A change of control under the 1996 Director Option Plan is described as a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company.

Options granted under our 1999 Nonstatutory Stock Option Plan, to our named executive officers and directors, terminate upon the termination of the officer or director's services to the Company without any acceleration of vesting, and the optionee may exercise his or her options within three months following termination. Upon a change of control, described under the agreement as a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, the options that are not assumed or substituted will accelerate in full and be exercisable for a period of 15 days of notice of such an event.

Options granted under our 2006 Stock Plan, to our named executive officers and directors, may accelerate in full upon a change of control pursuant to any option agreement, in the Board's sole discretion. Any options outstanding immediately prior to a change of control may be canceled in exchange for a payment with respect to each vested share. Generally under the plan, any options not assumed or substituted upon a change of control will terminate as of the consummation of the change of control. A "change in control" is defined under this plan as the occurrence of: (i) a transaction with respect to the Company involving (a) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company, (b) a merger or consolidation, or (c) the sale, exchange, or transfer of all or substantially all of the assets of the Company, in which the stockholders of the Company immediately before the transaction do not retain direct or indirect beneficial ownership of 50% of the total combined voting power of the outstanding voting securities of the Company; or (ii) the liquidation or dissolution of the Company. Officers and directors who act on behalf of the Company with respect to this plan are also indemnified by the Company against all reasonable expenses incurred, including attorney's fees, in connection with any actions to which they may be a party by reason of any action taken or failure to act under or in connection with the plan.

The following table quantifies potential payments to our named executive officers upon termination of employment or change-in-control assuming the triggering event took place on March 31, 2007, the last business day of our last completed fiscal year.

Name	Cash Severance Payment	Bonus Payment	Acceleration of Stock Options Unvested (1)	Continuation of Medical / Dental and Vision Benefits (2)	Total Payout
Bryan R. Martin
Change in Control	$0	$0	$166,486	$0	$166,486
Termination or resignation following a Change in Control	$225,000	$0	$0	$19,780/year	$244,780

Dan Weirich
Change in Control	$0	$0	$209,600	$0	$209,600
Termination or resignation following a Change in Control	$200,000	$0	$0	$18,142/year	$218,142

Richard Murray
Change in Control	$0	$0	$133,370	$0	$133,370
Termination or resignation following a Change in Control	$200,000	$0	$0	$9,223/year	$209,223

Huw Rees
Change in Control	$0	$0	$152,827	$0	$152,827
Termination or resignation following a Change in Control	$215,000	$0	$0	$19,780/year	$234,780

Marc Petit-Huguenin
Change in Control	$0	$0	$144,963	$0	$144,963
Termination or resignation following a Change in Control	$200,000	$0	$0	$9,223/year	$209,223
  The dollar value of these awards is the compensation cost which will be recognized in the change of control of the Company for financial statement reporting purposes in accordance with the provisions of SFAS 123R, but excluding any estimate for future forfeitures and reflecting the effect of any actual forfeitures.
  Upon a Change in Control of the Company, NEOs are provided medical benefits for life. The payments related to continuation of medical benefits in the table are estimates for one year of medical, dental and vision benefits.

Employment and Indemnification Arrangements

We do not have any employment contracts in effect with any of our NEOs or members of our executive management team.

The Company has entered into indemnification agreements with each of its current and former directors and the members of its executive management team, including our NEOs, in addition to the indemnification provided for in the Company's certificate of incorporation and bylaws and the 2006 Stock Plan. Such indemnification agreements require the Company to indemnify the directors and executive officers to the fullest extent permitted by Delaware law. These agreements, among other things, provide for indemnification of the Company's directors and executive officers for any expenses, including attorneys' fees, judgments, fines, penalties and settlement amounts reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company.

Compensation of Directors

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our Board.

Cash Compensation Paid to Directors

Directors who are also employees of the Company do not receive any additional cash compensation for serving as directors.

The Company has historically paid non-employee directors a cash fee for attendance of Board meetings and reimbursed directors for certain expenses in connection with attendance at Board meetings. Non-employee directors receive fees of $2,000 for each telephonic Board and committee meeting and $5,000 for attendance of in-person Board and committee meetings. A director may elect to defer payment of all or a portion of the annual retainer and meeting fees payable to him to postpone taxation on such amounts.

In addition, upon termination of service as a director of the Company or upon a change in control of the Company, each of the non-employee directors and their immediate families will be eligible for medical insurance coverage for life, subject to the director reimbursing the cost of such coverage to the Company. However, if an individual commences coverage under another plan, coverage under the Company's medical insurance will be discontinued. In addition, upon a change in control of the Company any unvested non-employee director options shall become fully vested. For these purposes, a change in control is defined as a transaction or series of transactions, including by merger or consolidation of the Company into or with any other entity or corporation or the merger or consolidation of any other corporation into or with the Company, in which any person, entity or group of persons and/or entities acting in concert acquire(s) shares of the Company's stock representing 50% or more of the outstanding voting power of the Company, including voting shares issued or issuable upon conversion of any convertible security outstanding on the date of such transaction including, without limitation, stock options.

Equity-Based Grants to Directors

Non-employee directors are also eligible for discretionary and non-discretionary grants of stock options under the 1996 Director Option Plan, 1996 Stock Option Plan, the 1999 Nonstatutory Stock Option Plan and the 2006 Stock Plan. Under an amendment to the Director Plan approved by the Company's stockholders in August 2000, non-employee directors receive a non-discretionary grant of options to purchase 40,000 shares upon their initial election to the Board and receive annual grants of options to purchase 15,000 shares upon their re-election. Subsequent to August 2000, the Board increased the amount of the annual grant of options awarded upon a director's re-election to purchase 100,000 shares. In 2005, the Board determined that employee directors would receive the same grant of options to purchase 100,000 shares upon their re-election to the Board effective with their re-election to the Board at the 2005 Annual Meeting of Stockholders. The vesting terms for the initial non-discretionary grant are twenty five percent of the grant vests at the end of one year and the remainder of the grant vests monthly thereafter. Subsequent non-discretionary grants vest monthly over a period of forty-eight months. Grants are not made upon re-election in cases where the initial term is shorter than six months.

Non-NEO Director Compensation Table - Fiscal 2007

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	Total
Guy L. Hecker, Jr.	$ 58,000	$ 81,792 (3)	$ 139,250
Christopher McNiffe	$ 63,000	$ 101,279 (3)	$ 144,250
Joe Parkinson	$ 0 (4)	$ 15,633 (3)	$ 81,250
Donn Wilson	$ 63,000	$ 84,679 (3)	$ 144,250

(1) The dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with the provisions of SFAS 123R, but excluding any estimate for future forfeitures and reflecting the effect of any actual forfeitures. See note 7 to our Condensed Consolidated Financial Statements reported in our Form 10-K for our fiscal year ended March 31, 2007 for details used to determine the fair value of the option awards.

(2) As of March 31, 2007, each of our non-NEO directors held outstanding options to purchase the following number of shares of our common stock: Guy L. Hecker, Jr., 550,000; Christopher McNiffe, 340,000; Joe Parkinson, 1,053,000; and Donn Wilson, 340,000.

(3) Reflects the compensation costs recognized in fiscal 2007 for stock option grants with the following fair values as of the grant date: an option to purchase 100,000 shares granted on October 24, 2006 with a fair value of $81,250.

(4) Mr. Parkinson is an employee of the Company and was paid a salary of $100,000 for the fiscal year ended March 31, 2007 and does not receive additional cash compensation except stock options for his director duties.

Equity Compensation Plan Information

The following table provides information concerning our common stock that may be issued upon the exercise of options under all of our existing equity compensation plans as of March 31, 2007, including the 2006 Stock Plan, 1999 Nonstatuatory Stock Option Plan, the 1996 Stock Option Plan, the 1996 Director Option Plan, the 1992 Stock Option Plan and the Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of This Table)
Equity Compensation plans approved by security holders	9,180,172	$2.17	6,176,653 (1)
Equity Compensation plans not approved by security holders (2)	0	$0.00	0
Total	9,180,172	$2.17	6,176,653 (1)
    The number of securities remaining for issuance consists of 5,926,459 shares issuable under our 2006 Stock Plan and 250,194 under our Employee Stock Purchase Plan. All other option plans have expired or been terminated.
    We have no equity compensation plans not approved by security holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of July 12, 2007 by:

  each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's common stock;
  each of the Company's directors and nominees for election as directors;
  each of the Named Executive Officers; and
  all directors and officers as a group.

Ownership information is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares that the person has the right to acquire within sixty days of the Record Date. Applicable percentages are based upon 61,777,040 voting shares issued and outstanding as of July 12, 2007, and treating any shares issuable to any holder within sixty days as outstanding for purposes of computing their percent ownership. Unless otherwise noted, the address of the beneficial owner is c/o 8x8, Inc. 3151 Jay Street, Santa Clara, CA 95054.

Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Riverview Group LLC (2)	3,659,624 (1)	5.6%
c/o Millennium Management, L.L.C. 666 Fifth Avenue New York, New York 10103
Executive Officers & Directors:
Bryan R. Martin	1,472,716	2.3%
Dan Weirich	160,081	*
Huw Rees	589,865	*
Marc Petit-Huguenin	542,936	*
Joe Parkinson	1,123,294	1.8%
Guy L. Hecker, Jr.	578,241	*
Christopher McNiffe	192,647	*
Donn Wilson	197,916	*
All officers and directors as a group (8 persons)	4,857,696	7.4%

_____________________

* Less than 1%

  According to Schedule 13G filed on February 14, 2007 on behalf of Riverview Group LLC, Millenco L.L.C., Integrated Holding Group L.P., Millennium Management L.L.C. and Israel A. Englander, Riverview Group LLC was beneficial owner of 3,659,624 shares of common stock issuable to Riverview Group LLC upon exercise of a certain warrant.

  Includes the following number of shares subject to options and warrants that were exercisable at or within sixty days after July 12, 2007: Mr. Martin, 1,235,388; Mr. Weirich, 148,957; Mr. Parkinson, 972,790; Mr. Rees, 561,850; Mr. Petit-Huguenin, 533,936; General Hecker, 397,916; Mr. McNiffe, 177,916; Mr. Wilson, 187,916 and all directors and officers as a group, 4,216,669.

TRANSACTION WITH RELATED PERSONS

During fiscal 2007 there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock, any members of any such person's immediate family, had or will have a direct or indirect material interest, other than compensation described in "Compensation of Non- employee Directors" and "Executive Compensation" above.

It is our policy to require that all transactions between us and any related person, as defined above, must be approved by a majority of our Board, including a majority of independent directors who are disinterested in the transactions to be approved.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who beneficially own more than ten percent of the Company's common stock (collectively, "Reporting Persons") to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of such reports received or written representations from certain Reporting Persons during the fiscal year ended March 31, 2007, the Company believes that all Reporting Persons complied with all applicable reporting requirements, except Mr. Murray, Mr. Rees and Mr. Sullivan each failed to timely file a Form 4.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

To be considered for inclusion in the Company's proxy statement relating to the 2008 Annual Meeting of Stockholders, stockholder proposals pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934 must be received a reasonable time before the date the Company begins to print and mail its proxy materials for the 2008 Annual Meeting of Stockholders, but in no event later than April 20, 2008.

For any other business to be properly submitted by a stockholder for the 2008 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to the Company. To be considered timely for the 2008 Annual Meeting of Stockholders, the stockholder's notice must be received no later than April 20, 2008, unless otherwise permitted by applicable rules. All stockholder proposals should be addressed to the attention of the Secretary at the principal office of the Company and contain the information required by the Company's bylaws.

OTHER MATTERS

Our Board knows of no other matters to be presented for stockholder action at the 2007 Annual Meeting. However, if other matters do properly come before the 2007 Annual Meeting or any adjournments or postponements thereof, our Board intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS Bryan R. Martin Chairman and Chief Executive Officer
Santa Clara, California July 17, 2007